
      As filed with the Securities and Exchange Commission on August 16, 1999
                                                  Registration No. 333 -
--------------------------------------------------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                          ----------------------
                                 FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        NETSMART TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)
                      Delaware                              13-3680154
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization                           Identification No.)

              146 Nassau Avenue,  Islip, New York, 11751, (516) 968-2000
   (Address, including zip code, and telephone number of registrant's principal executive offices)

                          Asher S. Levitsky P.C.
                     Esanu Katsky Korins & Siger, LLP
                             605 Third Avenue
                         New York, New York 10158
                              (212) 953-6000
                            Fax: (212) 953-6899
 (Name, address and telephone number, including area code, of agent for service)

                                Copies to:
           Mr. James L. Conway, President and Chief Executive Officer
                         Netsmart Technologies, Inc.
                              146 Nassau Avenue
                            Islip, New York 11751
                               (516) 968-2000
                            Fax: (516) 968-2123
Approximate date of commencement of proposed sale to the public: As soon as practical on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered of this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                     CALCULATION OF REGISTRATION FEE

                                             Proposed            Proposed
Title of securities                           maximum             maximum
       to be           Amount to be       offering price         aggregate           Amount of
    registered          registered           per unit         offering price     registration fee
-------------------------------------------------------------------------------------------------
Common Stock, par      994,499 shs.          $4.02(1)           $3,997,886           $1,111.41
value $.01 per share

----------
(1) The average of the high and low prices of the common stock on the Nasdaq SmallCap Market on August 5, 1999.


PROSPECTUS

                             994,499 Shares
                        NETSMART TECHNOLOGIES, INC.
                              Common Stock

               Nasdaq SmallCap Market Trading Symbol: NTST

    The selling stockholders may sell up to 994,499 shares of common stock from time to time. These selling stockholders may sell their shares

    *  On the Nasdaq SmallCap Market.
    * To a broker-dealer, including a market maker, who purchases the shares for its own account.
    *  In private transactions or by gift.

    We will not receive any proceeds from the sale by the selling stockholders of their shares, and we will pay the cost of the preparation of this prospectus, which is estimated at $10,000.

                              --------------

Investing in shares of our common stock involves a high degree of risk. You should purchase the shares only if you can afford to lose your entire investment. See "Risk Factors," which begins on page 3.

                              --------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is        , 1999

                              AVAILABLE INFORMATION

    We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

    We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its Web site.

    We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

    You should rely only on the information contained in this Prospectus and the information that we have referred you to. We have not authorized any person to provide you with any information that is different.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    We have filed the following documents with the Commission. We are incorporating these documents in this Prospectus, and they are a part of this Prospectus.

    (1) Our Annual Report on Form 10-K for the year ended December 31, 1998, which we amended by three amendments on Form 10-K/A;

    (2)    Our  Quarterly  Reports on Form 10-Q for the quarter ended March 31,
           1999;

    (3)    Our Proxy Statement for our 1998 Annual Meeting of Stockholders;

    (4) Our Current Report on Form 8-K, dated March 25, 1999, which we filed with the Commission on March 30, 1999; and

    (5) Our registration statement on Form 8-A, which became effective on August 13, 1996.

    We are also incorporating by reference in this Prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus. Such documents are incorporated by reference in this Prospectus and are a part this Prospectus from the date we file the documents with the Commission.

    If we file with the Commission any document that contains information which is different from the information contained in this Prospectus, you may rely only on the most recent information which we have filed with the Commission.

    We will provide a copy of the documents referred to above without charge if you request the information from us. However, we may charge you for the cost of providing any exhibits to any of these documents unless we specifically incorporate the exhibits in this Prospectus. You should contact Mr. Anthony F. Grisanti, Chief Financial Officer, Netsmart Technologies, Inc., 146 Nassau Avenue, Islip, New York 11751, telephone (516) 968-2000, if you wish to receive any of such material.

                                  RISK FACTORS

    This prospectus contains statements that plan or anticipate the future. Forward-looking statements include statements about our future business plans and strategies and the market for our products and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate" and similar words. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied, including, but not limited to, those identified under "Risk Factors" in this prospectus and in our Form 10-K for 1998, those described in Management's Discussion and Analysis of Financial Conditions and Results of Operations in our Form 10-K for 1998 and our Form 10-Q for the quarter ended March 31, 1999, and those described and in any other filings which are incorporated by reference in this prospectus, as well as general economic conditions.

    An investment in our Common Stock involves a high degree of risk. You should consider carefully, along with other factors, the following risks and should consult with your own legal, tax and financial advisors.

    We require  additional  capital.
    -------------------------------
    We had working capital of $532,000 at March 31, 1999. Our cash position decreased from $199,000 at December 31, 1998 to $122,000 at March 31, 1999. We require substantial additional capital in order to expand and develop our business and perform our obligations under our agreements and purchase orders. We have no commitments from any person to provide us with any such capital. Our business may suffer significantly if we do not obtain the capital when it is required.

We are  dependent  upon  government  contracts.
----------------------------------------------
    We market our health information systems principally to behavioral health care facilities, many of which are operated by government entities and include entitlement programs. During 1998, we generated 52% of our revenue from contracts with government agencies, as compared with 34% in 1997 and 31% in 1996. Government agencies generally have the right to cancel contracts at their convenience.

Our  business  is subject to the effect of  technological  advances  and
------------------------------------------------------------------------
possible product obsolescence.
-----------------------------
    Our customers require software which enables them to store, retrieve and process very large quantities of data and to provide them with instantaneous communications among the various data bases. Our business requires us to take advantage of recent advances in software, computer and communications technology. This technology has been developing at rapid rates in recent years, and our future may be dependent upon our ability to use and develop or obtain rights to products utilizing such technology. New technology may develop in a manner which may make our software obsolete. Our inability to use new technology would have a significant adverse effect upon our business.

Our industry is highly competitive.
----------------------------------
    Our customers in the human services market include entitlement programs, managed care organizations, specialty care facilities and other major information technology users which have a need for access to information over a distributed data network. The software industry in general, and the health information software business in particular, are highly competitive. Other companies have the staff and resources to develop competitive systems. We may not be able to compete successfully with such competitors.

    The health information systems business is served by a number of major companies and a larger number of smaller companies, many of which are better capitalized, better known and have better marketing staffs than we have, and we may not be able to compete effectively with such companies. We believe that price competition is a significant factor in our ability to market our health information systems and services.

We depend on our management.
---------------------------
    Our business is largely dependent upon our senior executive officers, Messrs. James L. Conway, president and chief executive officer, Anthony F. Grisanti, chief financial officer, John F. Philips, vice president -- marketing, and Gerald O. Koop, vice president of the Company and chief executive officer of our operating subsidiary, Creative Socio-Medics Corp. We have employment agreements with Messrs. Conway, Grisanti, Phillips and Koop. Our business may be adversely affected if any of our key management personnel or other key employees left our employ.

We lack patent protection.
-------------------------
    We have no patent or copyright protection for our proprietary software.

We are subject to the effect of  government  regulations  of health care
------------------------------------------------------------------------
industry.
--------
     We derive substantially all of our revenue from our health information systems and services. The federal and state governments have adopted numerous regulations relating to the health care industry, including regulations relating to the payments to health care providers for various services. The adoption of new regulations can have a significant effect upon the operations of health care providers, particularly those operated by state agencies. We cannot predict the effect on our business of future regulations by governments and payment practices by government agencies. Furthermore, changes in state regulations in the health care field may force us to modify our health information systems to meet any new record-keeping or other requirements. If that happens, we may not be able to generate revenues sufficient to cover the costs of developing the modifications. In addition, we may lose business if government agencies reduce funding for entitlement programs.


We do not anticipate  paying dividends on our common stock.
----------------------------------------------------------
    We presently intend to retain future  earnings,  if any, in order to provide funds for use in the  operation  and  expansion  of  our  business  and, accordingly,  we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

The  rights of the  holders  of  common  stock  may be  impaired  by the
------------------------------------------------------------------------
potential  issuance of preferred stock.
--------------------------------------
    Our certificate of incorporation  gives our board of directors the right to create new series of preferred  stock.  As a result,  the  board  of  directors may,  without  stockholder  approval,  issue Preferred Stock with voting, dividend,  conversion,  liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock.
The preferred  stock,  which could be issued with the right to more than one vote per share,  could be  utilized  as a method of  discouraging, delaying or preventing  a change of control.  The  possible  impact on takeover attempts could adversely affect the price of our common stock.  Although we have no present  intention to issue any  additional  shares of preferred  stock or to create any series of preferred stock, we may issue such shares in the future. If we issue  preferred  stock in a manner  which  dilutes the voting  rights of the holders of the common stock,  our listing on The Nasdaq  SmallCap  Market may be impaired.

Shares may be issued pursuant to warrants and options;  and holders have
------------------------------------------------------------------------
certain  registration rights.
----------------------------
    We may issue stock upon the exercise of options to purchase  up to an aggregate  299,192  shares of common  stock  pursuant to our long-term incentive  plans.  In November  1998,  we amended one of our plans to increase the number of shares of common  stock  subject to the plans by 500,000 and we granted options for all of those shares,  subject to stockholder approval of the amendment  to the plan.  We have also  outstanding  warrants to purchase 287,500 shares  of  common  stock at an  exercise  price of $6.00 per share and 448,541 shares of common stock at an exercise  price of $12.00 per share.  These warrants (the "Series B Warrants")  expire December 31, 1999. During the term of such options and warrants,  the holders will have the opportunity to profit from a rise in the market price of the common  stock,  and their  exercise may dilute the book value per share of the common  stock.  The holders of Series B Warrants have certain demand and piggyback  registration rights. We will bear the cost of preparing  such  registration  statements but will not receive any proceeds from the sale of shares of common stock  pursuant  thereto  other than payment of the exercise  price of the options or warrants  being  exercised.  The  existence of these  registration  rights,  as well as the  sale of  shares  of  common  stock pursuant to any registration statements which we may be required to prepare, may have a depressive effect on the price of the common stock in the open market.


                              SELLING STOCKHOLDERS

    The following table sets forth as of July 31, 1999:

    *     The names of the selling stockholders.
    * Any position, office or other material relationship which the selling stockholders had with us or our affiliates during the last three years.
    * The number of shares of common stock owned by the selling stockholders prior to the offering o The number of shares of common stock offered by the selling stockholders o The number of shares of common stock the selling stockholders would own if they sell all of the shares they are offering.


                              Shares of              Shares of
                             Common Stock           Common Stock             Shares of            Percentage
                             Owned Prior         Offered For Account        Common Stock            Owned
  Selling Stockholder        to Offering (1)    of Selling Stockholder  Owned After Offering    After Offering
  -------------------        -----------        ----------------------  --------------------    --------------

Sagemark
Companies Ltd.(2)               201,875                201,875                   0                  --
SIS Capital Corp.(3)            201,875                201,875                   0                  --
James L. Conway(4)              151,582                 26,000             125,582                4.65%
Edward D. Bright(5)             141,422                 62,500              78,922                2.66%
John F. Phillips(6)             148,922                 75,000              73,922                2.49%
Gerald O. Koop(7)               102,823                 44,600              58,223                1.96%
Anthony F. Grisanti(8)           73,061                 20,600              52,461                1.77%
Joseph G. Sicinski(9)             2,000                 12,000              10,000                  *
Oscar Schachter(10)              40,878                 17,100              23,778                  *
Lorraine Semsky                  25,000                 25,000                   0                 --
Nancy Brill(10)                  70,565                 60,000              10,565                  *
John Hunter                       8,000                  8,000                   0                 --
John Friel                        7,500                  7,500                   0                 --





                              Shares of              Shares of
                             Common Stock           Common Stock             Shares of            Percentage
                             Owned Prior         Offered For Account        Common Stock            Owned
Selling Stockholder          to Offering (1)    of Selling Stockholder  Owned After Offering    After Offering
-------------------          ------------       ----------------------  --------------------    --------------

Jeffery C. Ames and
 Elizabeth C. Ames               10,000                 10,000                   0                  --
Fred Melton                       2,000                  2,000                   0                  --
Ronald Marge(10)                  1,750                  1,750                   0                  --
John R. Langley and
 Margaret L. Langley
 revocable living trust
 dtd 11/15/91                    25,000                 25,000                   0                  --
Leonard and Bernice
 Davidson Family Trust           10,000                 10,000                   0                  --
Dr. Bernard Greenblatt,
 Trustee Bernard
 Greenblatt Living Trust
 dtd 07/15/96                    90,000                 90,000                   0                  --
Gary Barber                      25,000                 25,000                   0                  --
Nick Burford                     12,500                 12,500                   0                  --
Mary Morse                        7,500                  7,500                   0                  --
Charles Gibson(10)                5,000                  5,000                   0                  --
Lewis Cordina(10)                46,375                 17,100              29,275                   *
Allan Tillinghast(10)            16,210                 12,500               3,710                   *
Kenneth Sheiffer                 10,000                 10,000                   0                  --
Rich Labelle                      2,500                  2,500                   0                  --
Knoll-Smith Partnership          10,000                 10,000                   0                  --
Richard and Michelle
 Knoll                           10,000                 10,000                   0                  --
James Gargiulo(10)               43,275                 14,000              29,275                   *
Joseph McGovern(10)              55,897                 22,100              33,797                   *
Linda Muller                     12,500                 12,500                   0                  --
Joseph C. Pearsall                2,000                  2,000                   0                  --
Asher S. Levitsky(11)             4,000                  4,000                   0                  --
Asher S. Levitsky P.C.                                                                              --
 Defined Benefit Plan(11)         2,000                  2,000                   0
Ed Richman                        5,000                  5,000                   0                  --
Peter Parrinello                  5,000                  5,000                   0                  --
Robert Martins                    5,000                  5,000                   0                  --
Glen R. Charles                   8,000                  8,000                   0                  --
Gary Cohen                       15,000                 15,000                   0                  --
Gerard Conway                    10,000                 10,000                   0                  --
Denis Weber                      15,000                 15,000                   0                  --
James B. Liberman(12)             5,000                  5,000                   0                  --
Kenneth R. Asher(12)              5,000                  5,000                   0                  --
Martin S. Siegel(12)              7,500                  7,500                   0                  --
Jesse R. Meer(12)                 7,500                  7,500                   0                  --
Richard Knoll                    10,000                 10,000                   0                  --
Ryan Sasson                      30,874                 30,874                   0                  --


----------
(*)     Less than 1%.

(1) The number of shares of common stock owned by the selling stockholders includes shares of common stock issuable upon the exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of June 2, 1999, except as otherwise noted below. We do not consider options granted pursuant to an amendment (the "1998 Amendment") to our 1998 long-term incentive plan to be currently exercisable since they are subject to stockholder approval of the amendment.

(2) Sagemark Companies Ltd. was formerly known as Consolidated Technology Group Ltd.

(3) The shares owned by SIS Capital Corp. are deemed to be beneficially owned by Sagemark Companies, which is the sole stockholder of SIS Capital. During the first three months of 1998, 1997 and the last four months of 1996, we had a management services contract with a subsidiary of Sagemark Companies, pursuant to which we paid $45,000 in 1998, $180,000 in 1997 and $60,000 in 1996. Sagemark Companies is a public company which had been engaged in various business.

(4) Mr. Conway has been has been our president and a director since January 1996 and our chief executive officer since April 1998. From 1993 until April 1998, he was president of S-Tech, which, until April 1998, was a wholly-owned subsidiary of Sagemark Companies that manufactures specialty vending equipment for postal, telecommunication and other industries. Previously, Mr. Conway was Senior Vice President and Treasurer of ITT Credit Corporation and served as a member of its Board of Directors.Shares owned by Mr. Conway include (a) 20,000 shares of Common Stock issuable upon exercise of options, (b) 53,333 shares of common stock issuable upon exercise of warrants that have exercise prices of $6.00 (18,333 shares) and $12.00 (35,000 shares), and (c)
        23,916 shares of common stock issuable upon exercise of warrants held by Mr. Conway's wife that have exercise prices of $6.00 (9,666 shares) and $12.00 (14,250 shares). Mr. Conway disclaims beneficial interest in the securities owned by his wife. In addition, Mr. Conway was granted an option to purchase 50,000 shares of common stock pursuant to the 1998 Amendment.

(5) Mr. Bright has been our chairman of the board and a director since April 1998. He is also a member of the audit and compensation committees of the board of directors. From January 1996 until April 1998, Mr. Bright was an executive officer of or advisor to our subsidiary, Creative Socio-Medics. Shares owned by Mr. Bright include 17,500 shares of common stock issuable upon the exercise of options. In addition, Mr. Bright was granted an option to purchase 45,000 shares of Common Stock pursuant the 1998 Amendment.

(6) Mr. Phillips has been one of our directors and vice president of Creative Socio-Medics since June 1994 and our vice president-marketing since 1996. Shares owned by Mr. Phillips include 39,000 shares of common stock issuable upon the exercise of options. In addition, Mr. Phillips was granted an option to purchase 50,000 shares of Common Stock pursuant the 1998 Amendment.

(7) Mr. Koop has been one of our directors since June 1998. He has held management positions with Creative Socio- Medics for more than the past five years, most recently as its chief executive officer, a position he has held since 1996. Shares owned by Mr. Koop include 37,984 shares of common stock issuable upon the exercise of options. In addition, Mr. Koop was granted an option to purchase 50,000 shares of common stock pursuant the 1998 Amendment.

(8) Mr. Grisanti has been our treasurer since June 1994, secretary since February 1995 and chief financial officer since January 1996. Shares owned by Mr. Grisanti include 35,000 shares of common stock issuable upon the exercise of options. In addition, Mr. Grisanti was granted an option to purchase 50,000 shares of common stock pursuant the 1998 Amendment.

(9) Mr. Sicinski has been one of our directors since June 1998. Mr. Sicinski is a member of the audit and compensation committees of the board of directors. He is president and a director of the Trans Global, a position he held with Trans Global and its predecessor since September 1992. Since April 1998, he has also been chief executive officer of Trans Global. Shares owned by Mr. Sicinski include 10,000 shares of common stock issuable upon the exercise of options. In addition, Mr. Sicinski was granted an option to purchase 10,000 shares of common stock pursuant the 1998 Amendment.

(10) Includes shares of common stock issuable upon options held by the following employees: Mr. Schachter -- 40,878 shares; Ms. Brill -- 70,565 shares; Mr. Marge -- 1,750 shares; Mr. Gibson -- 5,000 shares; Mr. Cordina -- 46,375 shares; Mr. Tillinghast -- 16,210 shares, of which 939 shares of common stock are issuable upon exercise of options held by Mr. Tillinghast's wife, as to which Mr. Tillinghast disclaims beneficial ownership, Mr. Gargiulo -- 43,275 shares; and Mr. McGovern -- 55,897 shares. The shares held by employees do not include shares issuable upon options granted pursuant to the 1998 Amendment as follows: Mr. Marge -- 12,500 shares; Mr. Gibson -- 12,500 shares; Mr. Cordina -- 50,000 shares; Mr. Tillinghast -- 50,000 shares; Mr. Gargiulo -- 50,000 shares and Mr. McGovern -- 50,000 shares.

(11) Asher S. Levitsky P.C. is of counsel to the law firm of Esanu Katsky Korins & Siger, LLP, which is counsel to the Company. Shares owned by Mr. Levitsky include the shares owned by Asher S. Levitsky P.C. Defined Benefit Plan, of which Mr. Levitsky is the sole trustee.

(12) Messrs. James B. Liberman, Kenneth R. Asher, Martin S. Siegel and R. Jesse Meer are partners of the law firm of Berlack, Israels & Liberman, LLP, which has served as special counsel for the Company.



                              PLAN OF DISTRIBUTION

    The selling stockholders named under the caption "Selling Stockholders" may sell up to 994,499 shares of common stock from time to time. These selling stockholders may sell their shares

    *     On the Nasdaq SmallCap Market.
    * To a broker-dealer, including a market maker, who purchases the shares for its own account.
    *     In private transactions or by gift.

    The selling stockholders may sell the shares at a negotiated price or at the market price or both. They may sell their shares directly to the purchasers or they may use brokers. If they use a broker, the selling stockholders may pay a brokerage fee or commission or they may sell the shares to the broker at a discount from the market price. The purchasers of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by any of the selling stockholders for the sale of any of their shares.

    The selling stockholders, other than SIS Capital, have agreed with us that they will not sell the shares they purchased from SIS Capital during the six month period following the date they purchased without our consent.
Thereafter, those selling stockholders who are our directors and executive officers (Messrs. James L. Conway, Edward D. Bright, John F. Phillips, Gerald O. Koop, Anthony F. Grisanti and Joseph B. Sicinski) have agreed to restrictions on sale subsequent to such six month period. We may, in our discretion, release them from the restrictions.

    The selling stockholders other than SIS Capital acquired their shares from SIS Capital pursuant to an agreement dated as of March 23, 1999 at a purchase price of $2.014 per share.

    The  selling   stockholders  and  broker-dealers,   if  any,  acting  in
connection with sales by the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

    We have advised the selling stockholders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to their sales in the market. We have furnished the selling stockholders with a copy of Regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.

                                  LEGAL MATTERS

    The validity of the Common Stock offered hereby has been passed upon by our counsel, Esanu Katsky Korins & Siger, LLP. One attorney who is of counsel to that firm and his pension fund own an a total of 4,000 shares of common stock and are selling stockholders with respect to those shares.

                                     EXPERTS

    The consolidated financial statements incorporated by reference in this prospectus to the extent and for the periods indicated in their reports have been audited by Richard A. Eisner & Company, LLP , independent certified public accountants, and Moore Stephens, P.C., independent certified public accountants, and are included herein in reliance upon the authority of such firms as experts in accounting and auditing in giving such reports.

                                     PART II

               INFORMATION REQUESTED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Relevance.
          ---------------------------------------

    The following documents have been filed by Netsmart Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission")
(File No. 0-21177) and are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by an amendment on Form 10-K/A;
    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999;
    (3) The Company's Current Report on Form 8-K, dated March 25, 1999, which we filed with the Commission on March 30, 1999;
    (4) All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998; and
    (5) The description of our common stock contained in our registration statement on Form 8-A, which became effective on August 13, 1996.

    All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities hereby have been sold or which deregisters securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    The exhibit index appears on page II-3 of this Registration Statement.

Item 4.   Description of Securities.
          -------------------------

    Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

    Not applicable

Item 6.   Indemnification of Officers and Directors.
          -----------------------------------------

    Under the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any director, officer, employee or agent against expense (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any specified threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

    Article   EIGHTH   of  the   Registrant's   Restated   Certificate   of
Incorporation provide for indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

    The Company also maintains directors and officers liability insurance ("D&O Insurance"). The D&O Insurance covers any person who has been or is an officer or director of the Company or of any of its subsidiaries for all expense, liability and loss (including attorneys' fees, investigation costs, judgments, fines, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding, net of the deductible.

    Insofar as indemnification  for liabilities arising under the Securities
Act may be permitted to directors, offices or controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

    Not applicable.

Item 8.   Exhibits
          --------

     5.1  Opinion of Esanu Katsky Korins & Siger, LLP.(1)
    23.1  Consent of Richard A. Eisner & Company, LLP (Page II-5)
    23.2  Consent of Moore Stephens, P.C. (Page II-6)
    23.3  Consent of Esanu Katsky Korins & Siger, LLP (contained in Exhibit 5.1)
    24.1  Power of Attorney (included on the signature page).


----------
(1)     To be filed by amendment.


Item 9.   Undertakings.
          ------------

    (a)     The undersigned registrant hereby undertakes:

            (1)    To file,  during any  period in which  offers or sales are
                   being   made,   a   post-effective   amendment   to   this
                   Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided,   however,   that   paragraphs   (a)(1)(i)   and
                   (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)     The undersigned  registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islip, State of New York on this th day of August, 1999.

                                        NETSMART TECHNOLOGIES, INC.


                                        By:  /s/ James L. Conway
                                             --------------------------
                                             James L. Conway, President and
                                             Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James L. Conway and Anthony F. Grisanti or either of them acting in the absence of the others, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

Signature                              Title                     Date
---------                              -----                     ----

/s/ James L. Conway
--------------------         President, Chief Executive Officer  August 16, 1999
James L. Conway              and Director
(Principal Executive Officer)


/s/ Anthony F. Grisanti      Chief Financial Officer             August 16, 1999
-----------------------
Anthony F. Grisanti
(Principal Financial
 and Accounting Officer)


/s/ Edward D. Bright         Director                            August 16, 1999
-----------------------
Edward D. Bright

/s/ John F. Phillips         Director                            August 16, 1999
-----------------------
John F. Philips

/s/ Gerald O. Koop           Director                            August 16, 1999
-----------------------
Gerald O. Koop

                             Director                            August 16, 1999
-----------------------
Joseph G. Sicinski

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


   We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 1999 (with respect to Note 17, April 8, 1999) with respect to the financial statements of Netsmart Technologies, Inc. (the "Company"), as amended which was included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A, and to the use of our name, and the statements with respect to us as appearing under the heading "Experts" in the prospectus.